As filed with the Securities and Exchange Commission on December 15, 2022

Registration No. 333-265513

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4812	84-2027232
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Midland International Air & Space Port

2901 Enterprise Lane

Midland, Texas 79706

(432) 276-3966

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Abel Avellan

Chief Executive Officer

Midland International Air & Space Port

2901 Enterprise Lane

Midland, Texas 79706

(432) 276-3966

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jared M. Fishman

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Tel: (212) 558-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

AST SpaceMobile, Inc. (the “Company”) previously registered for sale, under a Registration Statement on Form S-3 (File No. 333-265513) (the “Previous Registration Statement”), up to $500,000,000 aggregate principal amount of its shares of Class A common stock, preferred stock, or debt securities (collectively, the “Securities”). By filing this Post-Effective Amendment to the Previous Registration Statement, the Company hereby removes from registration all of the Securities that remain unsold under the Previous Registration Statement as of the date hereof. The Previous Registration Statement is hereby amended, as appropriate, to reflect the removal from registration of such Securities.

The Company used the Previous Registration Statement solely to issue shares of its Class A common stock pursuant to that certain Equity Distribution Agreement, by and between the Company and AST & Science, LLC and Evercore Group L.L.C. and B. Riley Securities, Inc., dated as of September 8, 2022 (the “Sales Agreement”). On November 15, 2022, the Company filed a prospectus supplement that forms a part of a Registration Statement on Form S-3 (File No. 333-268087) (the “New Registration Statement”) to register the remaining shares of our Class A common stock that may be offered and sold pursuant to the Sales Agreement. Accordingly, de-registration of the Previous Registration Statement does not affect the Sales Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, duly authorized, in the City of Midland, State of Texas, on December 15, 2022.

AST SpaceMobile, Inc.

By:	/s/ Abel Avellan
Name:	Abel Avellan
Title:	Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 under the Securities Act.